EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is dated as of June 28, 2004, between CARRAMERICA DEVELOPMENT CORP., LP, a Delaware limited partnership (“Lessor”), successor in interest to CRV PARTNERS, L.P., a limited partnership (“CRV”), successor in interest to AGBRI NANCY RIDGE, LLC, a Delaware limited liability company (“Original Lessor”), and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“Lessee”).

RECITALS

Original Lessor and Lessee entered the Original Lease as of 20 June 1997, under which Lessor leased the Original Premises to Lessee. The Original Lease was subsequently amended by the First Amendment.

Lessor and Lessee desire to amend the Lease to expand the Original Premises to include the Expansion Space (as defined below), and to extend the term of the Lease.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree, and amend the Lease, as follows.

1. Definitions

Terms not defined in this Section but which are capitalized throughout this Second Amendment have the meanings stated in the Original Lease.

“Building” means the building at 6175 Nancy Ridge Drive, San Diego, California.

“Delivery Date” means the date on which the Expansion Space is delivered to Lessee pursuant to Section 6 hereof.

“Expansion Space” means approximately 15,000 rentable square feet in the Building adjacent to and north of the Original Premises and shown on Exhibit A attached hereto.

“First Amendment” means Amendment No.1 to the Original Lease, dated March 21, 2002, by and between CRV and Lessee.

“Lease” means the Original Lease as amended by the First Amendment and by this Second Amendment.

“Original Lease” means the “Commercial Multi-Tenant Lease – Modified Net” effective as of 20 June 1997, under which Lessor leased the Original Premises to Lessee.

“Original Premises” means those premises of approximately 17,779 square feet, commonly known as Suite 300, within the Building.

“Premises” means the combined Original Premises and the Expansion Space.

“Rent Commencement Date” November 1, 2004.

2. Premises

(a) The definition of “Premises” in Section 1.2(a) of the Lease is hereby amended, as of the Delivery Date, to include the Original Premises and the Expansion Space.

(b) Lessor shall have the right to do a one time re-measurement of the Expansion Space in accordance with BOMA standards, which re-measurement shall be concluded as soon as possible after the Expansion Space is vacated by its prior tenant, but in no case later than 31 July 2004. If the Expansion Space is more or less than 15,000 rentable square feet, the rentable square footage of the Expansion Space, Base Rent and Lessee’s Share shall be equitably adjusted. Promptly following such re-measurement, Lessee shall execute a confirmation certificate prepared by Lessor acknowledging such adjustments.

3. Term

Section 1.3 of the Lease is hereby amended to include the following:

The term of the Lease is hereby extended from its scheduled expiration date of 31 July 2007 under the First Amendment up to and including 31 December 2007 (“Extended Term”).

4. Base Rent

(a) Base Rent for Original Premises For the period prior to the Extended Term, Lessee shall pay monthly Base Rent (on a triple net basis) for the Original Premises in the amounts specified in the First Amendment. During the Extended Term, Lessee shall pay monthly Base Rent (on a triple net basis) for the Original Premises in the amount of $21,644.28 per month.

(b) Base Rent for Expansion Space From the Rent Commencement Date through expiration of the Lease term, Lessee shall pay monthly Base Rent (on a triple net basis) for the Expansion Space as follows:

(i)	for each of the first twelve (12) months, $0.425 per rentable square foot of the Expansion Space,

(ii)	for each of the second twelve (12) months $0.875 per rentable square foot of the Expansion Space, and

(iii)	from the second anniversary of the Rent Commencement Date and thereafter during the term of the Lease, monthly Base Rent for the Expansion Space shall increase (from the amount provided for in clause (ii)) by three percent (3%) on each anniversary of the Rent Commencement Date. If the Rent Commencement Date is a day other than the first day of a month, monthly Base Rent for the Expansion Space shall be prorated for such partial month based on the actual number of days in such month.

5. Lessee’s Share of Operating Expenses Commencing on the Rent Commencement Date and continuing for twelve (12) months thereafter, “Lessee’s Share” (as defined in Section 1.6(b) of the Original Lease) shall be increased from 16.53% to 30.50%. Thereafter, commencing on the first anniversary of the Rent Commencement Date and continuing until the expiration of the term of the Lease, Lessee’s Share shall be increased from 16.53% to 30.50%.

6. Delivery Lessee acknowledges that the Expansion Space is currently being leased by Peregrine Systems and that the Expansion Space will be delivered to Lessee on the date that the Expansion Space is surrendered by Peregrine Systems to Lessor, estimated to be August 1, 2004, in compliance with the provisions of Lessor’s lease with Peregrine Systems.

7. Address for Rent Payment Lessee hereby acknowledges that Lessee shall pay Rent to Lessor in the form of a check at the following address:

CarrAmerica Development Corp., LP

T/a Carroll Vista Center

P.O. Box 643406

Pittsburgh, PA 15264-3406

or by wire transfer as follows:

CarrAmerica Development Corp., LP

t/a Carroll Vista Center

PNC Transit Number: 043000096

PNC Account Number: 1004339583

8. TI Allowance for Expansion space Lessor and Lessee hereby agree that the Expansion Space is being leased to Lessee “as-is, where is, with all faults.” Lessor shall have no obligation to make any improvements to the Expansion Space. Lessee’s taking possession of the Expansion Space shall be conclusive evidence that Lessee accepts the Expansion Space and that the Expansion Space was in good condition at the time possession was taken. Lessee agrees and acknowledges that neither Lessor nor Lessor’s agent has made any representation or warranty to Lessee with respect to the condition of any or all of the Expansion Space, and/or the suitability of the Expansion Space for Lessee’s purposes or that Lessee will be able to complete the New Tenant Improvements (as defined below) by the Rent Commencement Date.

Lessor shall make available to Lessee a tenant improvement allowance equal to $225,000 (the “TI Allowance”) for the construction of improvements (collectively, the “New Tenant Improvements”)

to the Expansion Space desired by and to be performed by Lessee (subject to Lessor’s supervision). The New Tenant Improvements may include improvements related to integrating the Original Premises with the Expansion Space and minor alterations to the Original Premises. Lessee acknowledges and agrees that Lessee shall be entirely responsible for the planning and construction process of the New Tenant Improvements and that Lessee shall be required to seek Lessor’s prior written consent to the final space plan and construction drawings, which consent shall not be unreasonably withheld. Upon the expiration of the term of the Lease, the New Tenant Improvements shall become the property of Lessor and may not be removed by Lessee. Except for the TI Allowance, Lessee shall be solely responsible for all of the costs of the New Tenant Improvements. The New Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 7 of the Original Lease. Lessee may engage its own architect or space planner for the new Tenant Improvements, subject to Lessor’s reasonable approval, whose cost shall be paid for as part of the TI Allowance. Lessor shall fund the TI Allowance upon completion of the New Tenant Improvements and upon presentation to Lessor of a draw request containing unconditional lien waivers and such other documents as Lessor and Lessee agree are customary for construction projects in the San Diego area. Promptly following completion of the New Tenant Improvements and prior to funding by Lessor, Lessee shall provide to Lessor: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work on the New Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) a certificate of occupancy and “as built” plans for the New Tenant Improvements.

9. Parking Sections 1.2(b) and 2.6 of the Original Lease are hereby amended to provide that commencing on the Delivery Date, Lessee shall be entitled to use 100% of the parking spaces allocated to the Building.

10. Intentionally Omitted.

11. Right to Extend The Original Lease’s Extension Option Rider is hereby deemed renewed as of the Effective Date of this Second Amendment as follows:

(i)	Extension Option Rider

(a)	Rider Effective Date shall be the Effective Date of the Second Amendment to Original Lease;

(b)	Exercise of Option Notice must be given not more than thirteen (13) and no less than six (6) months prior to the end of the Extended Term as defined by Section 3 of this Second Amendment;

(c)	All references to the “term” or “initial Term” shall be revised to read “Extended Term as defined by Section 3 of the Second Amendment to Original Lease”.

12. Brokers Lessee represents to Lessor that Lessee has not dealt with any real estate broker with respect to the leasing of the Expansion Space, other than Lessee’s broker, Irving Hughes Group, whose commission shall be paid by Lessor pursuant to a separate written agreement. Each party warrants that it knows of no other broker or agent who is or might be entitled to a commission in connection with this Second Amendment. Lessee shall indemnify and defend Lessor against any claims by any broker or third party claiming through Lessee for any payment of any kind in connection with this Second Amendment.

13. Governing Law This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

14. Counterparts This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Second Amendment to physically form one document.

15. Reaffirmation of Obligations Lessor and Lessee each hereby acknowledge and reaffirm all of their respective obligations under the Lease, as such Lease has been amended by this Second Amendment, and agree that any reference made in any other document to the Lease shall mean the Original Lease as amended pursuant to the First Amendment and Second Amendment. Except as expressly provided herein, the Lease remains unmodified and in full force and effect. The Lease shall remain in full force and effect and binding upon the parties hereto and the Premises except as otherwise addressed herein. Any breach of this Second Amendment, including any exhibit hereto, shall constitute a breach and default under the Lease.

16. Miscellaneous Time is of the essence in this Lease and each and all of its provisions. The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto. If any provisions of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease and all such other provisions shall remain in full force and effect. If there is any inconsistency between the provisions of this Second Amendment and the other provisions of the Lease, the provisions of this Second Amendment shall control with respect to the subject matter of this Second Amendment. This Second Amendment constitutes a part of the Original Lease and is incorporated by this reference.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Amendment to be duly executed and delivered as of the date first above written.

“LESSOR”

CARRAMERICA DEVELOPMENT CORP.,
a Delaware limited partnership

By:	CDC Texas Holdings, Inc., a
Delaware corporation,
its general partner

	By:	/s/ W.M. O’Donnell, Jr.
	Name:	W.M. O’Donnell, Jr.
	Title:	Managing Director

“LESSEE”

CARDIODYNAMICS INTERNATIONAL
CORPORATION, a California corporation

By:	/s/ Russell H. Bergen
Name:	Russell H. Bergen
Title:	V.P. Operations